Exhibit 99.1

For Release 7:30 AM Eastern Time, Tuesday, May 3, 2005

CUMULUS MEDIA INC.

Cumulus Reports First Quarter 2005 Results

      ATLANTA, GA, May 3, 2005 – Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2005.

      Lew Dickey, Chairman, President and Chief Executive Officer, commented, “Our first quarter results were marked by strong top line growth and even stronger EBITDA and free cash flow growth.”

      Historical results are attached. Historical or “as reported” financial data of Cumulus Media Inc. are not comparable from year to year because of the acquisition of radio stations by the Company during the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended
	March 31,		%
	2005	2004	Change
As Reported:
Net revenues	$72,124	$65,450	10.2%
Station operating expenses	50,519	46,295	9.1%
Station Operating Income (1)	21,605	19,155	12.8%
Station Operating Income margin (2)	30.0%	29.3%
Adjusted EBITDA (3)	17,860	15,599	14.5%

Income (loss) per common share:
Basic income (loss) per common share	$0.01	$(0.03)
Diluted income (loss) per common share	$0.01	$(0.03)

Free cash flow (4)	$11,071	$8,449	31.0%

Same Station Results: (5)
Net revenue	$66,420	$63,909	3.9%

Pro Forma Results: (6)
Net revenue	$71,709	$69,485	3.2%
Station Operating Income (1)	21,550	19,878	8.4%
Station Operating Income margin (2)	30.1%	28.6%
Adjusted EBITDA (3)	17,805	16,322	9.1%
Adjusted EBITDA margin (7)	24.8%	23.5%

(1)	Station Operating Income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Station Operating Income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of Station Operating Income to the most directly comparable GAAP financial measure.

(2)	Station Operating Income margin is defined as Station Operating Income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

(5)	Same station results include the 275 stations in 56 markets operated since January 1, 2004.

(6)	Pro forma results include the results of i) all acquisitions entered into during the period which were operated under the terms of a local marketing agreement; ii) all acquisitions and dispositions consummated during the period as if completed at the beginning of each period presented, and exclude the results of Broadcast Software International. As of March 31, 2005, the pro forma totals include the results of 303 stations in 61 markets.

(7)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.

Results of Operations

          Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

      Net revenues for the first quarter increased from $65.5 million in 2004 to $72.1 million in 2005, a 10.2% increase, primarily as a result of 1) revenues associated with stations acquired or stations operated under the terms of a local marketing agreement subsequent to March 31, 2004 and 2) organic revenue growth over the Company’s existing station platform. Station operating expenses increased from $46.3 million to $50.5 million, an increase of 9.1% over the first quarter of 2004, primarily as a result of increased expenses associated with stations acquired or stations operated under the terms of a local marketing agreement subsequent to March 31, 2004. Station Operating Income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) increased from $19.2 million to $21.6 million, an increase of 12.8% from the first quarter of 2004, for the reasons discussed above.

      On a pro forma basis, which includes the results of all stations operated during the three month period under the terms of local marketing agreements and station acquisitions completed during the three month period as if each were operated from or consummated at the beginning of the periods presented, excluding the results of Broadcast Software International, net revenues for the first quarter of 2005 increased from $69.5 million to $71.7 million, an increase of 3.2% from the first quarter of 2004. Pro forma Station Operating Income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expense, non-cash stock compensation, restructuring charges (credits); and excluding the results of Broadcast Software International) increased from $19.9 million to $21.6 million, an increase of 8.4% from the first quarter of 2004. Pro forma Station Operating Income margin (defined as pro forma Station Operating Income as a percentage of pro forma net revenues) increased to 30.1% for the first quarter of 2005 from 28.6% for the first quarter of 2004.

      Interest expense decreased by $0.3 million to $5.2 million as compared with $5.5 million during the prior year, primarily due to gains recorded in the current year related to adjusting certain derivative instruments to fair value. Interest on bank borrowings totaled $4.8 million for the three months ended March 31, 2005 and was consistent with the prior period.

      Income tax expense increased $0.2 million to $6.5 million compared to $6.2 million during the first quarter of 2004. Tax expense incurred during both periods, which is comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods. We expect tax expense for the second quarter of 2005 to be approximately $7.1 million.

      Basic and diluted income per share was $0.01 per common share for the first quarter as compared with a basic and diluted loss of $(0.03) per common share in the prior year.

Leverage and Financial Position

      Capital expenditures for the first quarter of 2005 totaled $1.8 million. Capital expenditures during the quarter were comprised of $0.3 million of expenditures related to the consolidation of or purchase of studio facilities and tower structures and $1.6 million of maintenance capital expenditures. For the full year of 2005, we expect capital expenditures to total $7.0 million.

      Leverage, defined under the terms of the Company’s credit facility as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 5.1x at March 31, 2005.

      Including the results of all pending acquisitions operated as of March 31, 2005, the ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of March 31, 2005 is approximately 5.0x.

Outlook

      The following statements and data are based on current expectations. These statements are forward looking and actual results may differ materially.

      Cumulus expects second quarter 2005 pro forma net revenue to grow low single-digits, on a percentage basis, versus the prior year. We expect second quarter 2005 pro forma station operating expenses to grow by 2.0%. Further, the following table summarizes selected projected financial results for the second quarter of 2005 (dollars in millions):

Estimated
Q2 2005
Depreciation and amortization	$5,658
LMA fees	136
Non-cash stock compensation	50
Interest expense	6,100
Interest income	(100)
Income tax expense (non cash)	7,100

Weighted average diluted common shares Outstanding	71,000,000

Acquisitions and Dispositions

      On March 4, 2005, the Company completed the acquisition of seven radio stations serving the Columbia, Missouri and Jefferson City, Missouri markets for $38.8 million in cash.

      On March 31, 2005, the Company completed the acquisition of the broadcast license for KVST-FM, serving Houston, Texas, for $32.2 million in cash.

Non-GAAP Financial Measures

      Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, income taxes paid and maintenance capital expenditures.

      Station Operating Income

      Station Operating Income serves as a starting point for our management to analyze the cash flow generated by our business by measuring the profitability of our station portfolio and its contribution to the funding of our other operating expenses and to the funding of debt service and acquisitions. Station Operating Income isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio.

      In deriving this measure, we exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.

      We believe that Station Operating Income, although not a measure that is calculated in accordance with GAAP, nevertheless is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcast industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the metric to be extremely useful in order to determine the value of our portfolio of stations. We believe that Station Operating Income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators.

      Finally, Station Operating Income is the primary metric that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our board of directors uses it to determine the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our stockholders, and the public, with an analysis of our performance that is consistent with that utilized by our management.

      Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

      Adjusted EBITDA

      Adjusted EBITDA is also utilized by our management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of our station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions.

      In deriving this measure, we exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and generally temporary nature of such fees. Finally, we exclude non cash stock compensation and restructuring and impairment charges (credits) from the measure as they do not represent cash payments related to the operation of the stations.

      We believe that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. We have also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, we believe that investors consider the metric to be extremely useful.

      Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

      Free Cash Flow

      Free Cash Flow is also utilized by management to analyze the cash generated by our business. Free Cash Flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses, capital expenditures and payment of LMA fees and debt service.

      We believe that Free Cash Flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. We further believe that Free Cash Flow is also utilized by investors as a measure in determining the market value of a radio company.

      Free Cash Flow should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

      As Station Operating Income, Adjusted EBITDA and Free Cash Flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.

Forward-Looking Statements

      Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, Station Operating Income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

      Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and dispositions, Cumulus Media Inc. will own and operate 310 radio stations in 61 mid-size and smaller U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.

      Cumulus Media Inc. will host a teleconference later today at 10 a.m. Eastern Time to discuss first quarter results. To access this teleconference live, please visit the Company’s web site at www.cumulus.com or dial (800) 562-8369 for both domestic and international callers. Approximately an hour after completion of the call, a replay can be accessed until 11:59 PM EST May 7, 2005. Domestic and international callers can access the replay by dialing (719) 457-0820, pass code 8997374.

      For further information, please contact:

Marty Gausvik          (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2005	2004
Net revenues	$72,124	$65,450

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	50,519	46,295
Depreciation and amortization	5,357	4,994
LMA fees	348	587
Corporate general and administrative (excluding non cash stock compensation expense)	3,745	3,556
Non cash stock compensation expense	(29)	(92)

Total operating expenses	59,940	55,340

Operating income	12,184	10,110

Nonoperating income (expense):
Interest expense	(5,221)	(5,541)
Interest income	334	108
Losses on early extinguishment of debt	—	(462)
Other income (expense), net	(2)	26

Total nonoperating expense, net	(4,889)	(5,869)

Income before income taxes	7,295	4,241
Income tax expense	6,472	6,225

Net income (loss) attributable to common stockholders	$823	$(1,984)

Basic and diluted income (loss) per common share:
Basic income (loss) per common share	$0.01	$(0.03)

Diluted income (loss) per common share	$0.01	$(0.03)

Weighted average basic common shares outstanding	69,087	66,367

Weighted average diluted common shares outstanding	70,649	66,367

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts

      The following table reconciles net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Station Operating Income and Adjusted EBITDA (dollars in thousands).

	Three Months Ended
	March 31,
	2005	2004
Net cash provided by operating activities	$16,849	$15,000
Cash payments for LMA fees	348	587
Excess of accrual based station operating expenses to cash payments	(4,132)	(8,850)
Cash payments for Corporate general and administrative expenses in excess of accrual based expense	1,301	2,575
Cash payments for interest expense	3,797	6,851
Cash interest income	(334)	(108)
Other cash payments/adjustments	31	(456)
Adjusted EBITDA	$17,860	$15,599

Add: Accrual based Corporate general and administrative expenses	3,745	3,556

Station Operating Income	$21,605	$19,155

      The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

	Three Months Ended
	March 31,
	2005	2004
Operating income	$12,184	$10,110
Add:
Non cash compensation expense	(29)	(92)
Depreciation and amortization	5,357	4,994
Less:
Interest expense, net of interest income	(4,887)	(5,433)
Maintenance capital expenditures	(1,554)	(1,130)
Free cash flow	$11,071	$8,449

Reconciliation between Historical GAAP Results
And Pro Forma Results for the Three Months Ended
March 31, 2005
(dollars in thousands)

	Historical			Pro Forma
	GAAP	Adjustments		Results
Net revenue	$72,124	$415	(1)	$71,709
Station operating expenses	$50,519	$(360	)(2)	$50,159

Station Operating Income	$21,605	$55		$21,550
Corporate overhead	$3,745	—		$3,745

Adjusted EBITDA	$17,860	$55		$17,805

(1)	Reflects the elimination of revenues from Broadcast Software International;

(2)	Reflects the elimination of operating expenses from Broadcast Software International;

CAPITALIZATION

(dollars in thousands)

	March 31, 2005	March 31, 2005
	Actual	Pro Forma(1)
Cash and cash equivalents	$5,710	$6,910

Long-term debt, including current maturities:
Bank Debt	522,763	515,853

Total Stockholders’ equity	880,046	880,046

Total capitalization	$1,402,809	$1,395,899

(1)	Pro forma for cash positions and borrowings following the completion of all pending acquisitions and dispositions.

Net Debt to TTM Pro Forma Adjusted EBITDA Ratio(2)	5.0x

(2) Ratio calculated as (dollars in thousands):

Funded debt as of March 31, 2005	$522,763
Less: Net cash proceeds from acquisitions and dispositions	(1,200)
Less: Cash balance as of March 31, 2005	(5,710)
Net Debt as of March 31, 2005	515,853

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (includes the results of all pending acquisitions)	103,971
Ratio	5.0x

CUMULUS MEDIA INC.
2005 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio’s financial and operational development.

Pro Forma for the Trailing Twelve months ended March 31, 2005

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	29	$188,822	$88,331	46.8%
25.0% to 34.9%	15	68,916	21,050	30.5%
20.0% to 24.9%	5	16,221	3,517	21.7%
10.0% to 19.9%	6	14,914	2,435	16.3%
0.0% to 9.9%	2	5,742	491	8.6%
< 0.0%	4	5,485	(1,337)	(24.4)%

Subtotal	61	$300,100	$114,488	38.2%
Trade, Other	—	24,952	5,307	21.3%

Totals	61	$325,052	$119,795	36.9%

Pro Forma for the Trailing Twelve months ended December 31, 2004:

Station Operating			Station Operating	Average Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %
> 35.0%	26	$178,383	$84,479	47.4%
25.0% to 34.9%	18	76,381	23,488	30.8%
20.0% to 24.9%	5	15,863	3,587	22.6%
10.0% to 19.9%	6	16,027	2,690	16.8%
0.0% to 9.9%	3	6,516	301	4.6%
< 0.0%	3	4,414	(1,403)	(31.8)%

Subtotal	61	297,584	113,142	38.0%
Trade, Other	—	25,244	4,982	19.7%

Totals	61	322,828	118,124	36.6%

Activity for Q1 2005

Station Operating	Markets	Markets	Markets	Net Change	Markets
Income %	at 12/31/04	Moving Out	Moving In	In Category	at 3/31/05
> 35.0%	26	1	4	3	29
25.0% to 34.9%	18	5	2	(3)	15
20.0% to 24.9%	5	1	1	—	5
10.0% to 19.9%	6	1	1	—	6
0.0% to 9.9%	3	1	0	(1)	2
< 0.0%	3	0	1	1	4

Total	61	9	9	0	61